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                                                                      Exhibit 16



February 25, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Outlook Group Corp. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Outlook's Form 8-K report dated February 23, 2005. We agree with the statements concerning our Firm in such Form 8-K. PricewaterhouseCoopers LLP makes no comment whatsoever regarding (i) the solicitation made by Outlook for audit proposals, (ii) the comparison of smaller auditing firms to large independent auditing firms and
(iii) any comments regarding fees or fee proposals.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP




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